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                                                                    EXHIBIT 99.9

                                CAREINSITE, INC.
                           669 RIVER DRIVE, CENTER 2
                      ELMWOOD PARK, NEW JERSEY 07407-1361

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                         TO BE HELD SEPTEMBER 12, 2000


To the Common Stockholders of CareInsite, Inc.:


     NOTICE IS HEREBY GIVEN that a special meeting of stockholders of
CareInsite, Inc. will be held at the St. Regis Hotel,        Room, Two East 55th
Street, New York, New York 10022 on September 12, 2000, at 10:00 a.m., Eastern time, to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of February 13, 2000, among CareInsite, Avicenna Systems Corporation and Healtheon/WebMD Corporation, as amended on June 18, 2000, which provides for the merger of CareInsite with and into Avicenna and to consider and act upon a proposal to ratify and approve the CareInsite, Inc. 1999 Director Stock Option Plan. Avicenna, a wholly owned subsidiary of Medical Manager Corporation, owns approximately 67.4% of the issued and outstanding common stock of CareInsite. Under the terms of the merger agreement, each issued and outstanding share of common stock of CareInsite not owned by Avicenna will be converted into the right to receive 1.3 shares of common stock of Healtheon/WebMD. In a related transaction, Medical Manager will be merged with and into Healtheon/WebMD. As a result of these transactions, Avicenna will become a wholly owned subsidiary of Healtheon/WebMD and CareInsite will merge with and into Avicenna.


     A copy of the merger agreement among CareInsite, Avicenna and Healtheon/WebMD is attached as Annex B to the accompanying proxy statement/prospectus.


     Only common stockholders of record at the close of business on August 3, 2000 will be entitled to vote at the special meeting. The stock transfer books will not be closed.


     YOUR BOARD OF DIRECTORS, AFTER RECEIVING THE UNANIMOUS RECOMMENDATION OF A SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS COMPRISED ENTIRELY OF INDEPENDENT DIRECTORS, HAS DETERMINED THAT THE CAREINSITE MERGER IS IN THE BEST INTERESTS OF OUR STOCKHOLDERS AND HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE MERGER. YOUR BOARD OF DIRECTORS ALSO RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE 1999 DIRECTOR STOCK OPTION PLAN.

     All stockholders are cordially invited to attend the special meeting in person. However, to ensure your representation at the special meeting, you are urged to complete, sign, date and return the enclosed proxy card in the enclosed postage-prepaid envelope as promptly as possible.

                                       By Order of the Board of Directors
                                       of CareInsite, Inc.,


                                       /s/ DAVID C. AMBURGEY


                                       David C. Amburgey
                                       Senior Vice President -- General Counsel and Secretary

Elmwood Park, New Jersey
       , 2000

                            YOUR VOTE IS IMPORTANT.
             WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING,
               PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY.